INTRICON OFFERS COVID-19 RELATED BUSINESS UPDATE

Provides Preliminary First Quarter 2020 Results; Withdraws Full Year 2020 Guidance

ARDEN HILLS, Minn. — April 7, 2020 — IntriCon Corporation (NASDAQ: IIN), a designer, developer and manufacturer of miniature interventional, implantable and body-worn medical devices, today provided an update on the actions it is taking in response to the COVID-19 pandemic and preliminary first quarter 2020 financial results.

Business Update

IntriCon has implemented several measures in recent weeks in an effort to address and prioritize the health and safety of its employees and their communities, while at the same time continuing to support customers and partners.

•	Health and Safety: Based on the expertise and recommendations from federal and local government and health agencies, IntriCon has implemented remote and flexible work arrangements for employees wherever possible. The company has also implemented other measures, such as restricting travel, to protect the health and safety of our customers, their patients and our employees.

•	Maintaining Operations: Consistent with applicable exceptions, IntriCon is maintaining streamlined manufacturing, assembly and other related operations at all sites in order to continue providing products to its customers and partners. For IntriCon employees involved in such operation-critical processes, we have implemented several other recommended best practices to protect the health and safety of our workforce. In addition, IntriCon has modified the shifts of employees involved in other operation-critical processes to minimize risk for these employees.

•	Clinical: The company has postponed its anticipated “Self-fitting Software” clinical trial until such time as it can ensure the health and safely of trial participants.

•	Expense Reduction: Given the current business climate, IntriCon has taken steps to strengthen its balance sheet and reduce its cost structure including the deferral of non-strategic investments as well as furloughs and salary reductions for directors and management. These measures are expected to be temporary in nature and only in effect until their objectives have been accomplished.

“As we manage our business through the unprecedented global challenges unfolding as a result of COVID-19, we would first like to express our deep appreciation to all those who are on the front line treating critically ill patients and others that are working tirelessly towards improved testing, treatment, and ultimately future prevention. Our priority remains the health and safety of our employees, our customers and their patients, as well as our partners and the communities they serve,” said Mark Gorder, president and chief executive officer of IntriCon.

“While our business is likely to be impacted in the short-term by the delay of non-essential medical procedures, device upgrades and new product launches, we have a strong balance sheet that will allow us to maintain our operations and preserves our ability to realize future growth. The IntriCon team remains committed to the priorities we established for this year: continuing to meet the volume demands of our key customers and partners, while pursuing new business opportunities that can best leverage our core competencies in order to accelerate long-term growth and diversify our revenue base,” concluded Gorder.

Preliminary First Quarter and Full Year 2020 Outlook

For the first quarter 2020, the company expects to report revenue in the range of $21.5 million to $22.5 million compared to its previous guidance of $23.5 million to $24.5 million. The lower than anticipated revenue is primarily due to COVID-19’s impact on business trends in March.

As of March 31, 2020, IntriCon had approximately $37.5 million in net cash and cash equivalents. Additionally, the company does not carry any outstanding debt obligations.

Due to the rapidly evolving environment and continued uncertainties resulting from the COVID-19 virus, IntriCon is withdrawing its previously announced full year 2020 guidance. Although IntriCon cannot predict the specific extent or duration of the impact of COVID-19 on its full year financial and operating results, the company anticipates a notable inventory level adjustment for its largest customer that will negatively impact second quarter results.

IntriCon plans to provide additional information, to the extent practicable, during its first quarter earnings call in May.

Forward-Looking Statements
Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology, including estimates of future results, are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2019. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops miniature interventional, implantable and body-worn medical devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better-connected devices. IntriCon has facilities in the United States, Asia, and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Investor Contact
Leigh Salvo
(415) 937-5404
investorrelations@intricon.com